UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A
Amendment No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

SPEECHFX, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-5766053
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

387 South 520 West, Suite 110, Lindon, Utah	84042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (801) 382-7997

Securities to be registered pursuant to Section 12(b) of the Act:  None

Securities to be registered pursuant to Section 12(g) of the Act:  Common Stock, par value $0.0001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND ITEMS OF FORM 10

Our information statement is filed as Exhibit 99.1 to this Form 10 (the “Information Statement”).  For your convenience, we have provided below a cross-reference sheet identifying where the items required by Form 10 can be found in the Information Statement.

Item No.	Caption	Location in Information Statement

Item 1.	Business	See “Summary,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “The Spin-off”

Item 1A.	Risk Factors	See “Risk Factors”

Item 2.	Financial Information	See “Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Index to Financial Statements” and the statements referenced therein

Item 3.	Properties	See “Business—Properties”

Item 4.	Security Ownership of Certain Beneficial Owners and Management	See “Security Ownership of Certain Beneficial Owners and Management”

Item 5.	Directors and Executive Officers	See “Management”

Item 6.	Executive Compensation	See “Executive Compensation”

Item 7.	Certain Relationships and Related Transactions, and Director Independence	See “Management” and “Certain Relationships and Related Transactions”

Item 8.	Legal Proceedings	See “Business—Legal Proceedings”

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	See “Summary”

Item 10.	Recent Sales of Unregistered Securities	Not applicable

Item 11.	Description of Registrant’s Securities to be Registered	See “Description of Capital Stock”

Item 12.	Indemnification of Directors and Officers	See “Management” and “Description of Capital Stock”

Item 13.	Financial Statements and Supplementary Data	See “Index to Financial Statements” and the statements referenced therein

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	Not applicable

Item 15.	Financial Statements and Exhibits	See “Index to Financial Statements” and the statements referenced therein

Item 15.  Financial Statements and Exhibits.

(a) Financial Statements

The following financial statements and accompanying audit opinion are included in the Information Statement and filed as part of this Registration Statement on Form 10 (see “Financial Statements”):

(1)	Report of Independent Registered Public Accounting Firm

(2)	Balance Sheets of SpeechFX, Inc., as of December 31, 2010 and 2009

(3)	Statements of Operations of SpeechFX, Inc., for the years ended December 31, 2010 and 2009

(4)	Statements of Stockholder’s Deficit for the years ended December 31, 2009 and 2010

(5)	Statements of Cash Flows of SpeechFX, Inc., for the years ended December 31, 2010 and 2009

(6)	Notes to Financial Statements

(7)	Unaudited Condensed Financial Statements of SpeechFX, Inc. for the six months ended June 30, 2011

(8)	Notes to Unaudited Condensed Financial Statements for the six months ended June 30, 2011

(9)	Unaudited Pro Forma Financial Statements

(10)	Notes to Unaudited Pro Forma Financial Statements

(b) Exhibits

The following documents are filed as exhibits hereto unless otherwise indicated:

Exhibit No.	Exhibit Description

2.1	Form of Separation and Distribution Agreement by and between Fonix Corporation and SpeechFX, Inc. dated __________, 2011 (filed herewith)

3.1	Amended and Restated Certificate of Incorporation of SpeechFX, Inc. (previously filed)

3.2	Bylaws of SpeechFX, Inc. (filed herewith)

4.1	Form of specimen certificate for the Registrant’s common stock, par value $0.0001 per share (to be filed)

10.1	Contribution Agreement between Fonix Corporation and SpeechFX, Inc. (formerly Fonix Speech, Inc.), dated February 3, 2006 (previously filed)

10.2	Form of SpeechFX, Inc. 2011 Incentive Compensation Plan (to be filed)

10.3	Secured Promissory Note dated March 14, 2011 in the principal amount of $100,000, payable by Speech FX, Inc. (formerly Fonix Speech, Inc.), to Southridge Partners II, LP. (filed herewith)

10.4
Software Development Agreement, and related Software License Agreements, between SpeechFX, Inc. (formerly Fonix Speech, Inc.), and Casio Soft Co., Ltd, a Japanese corporation, as amended to date (file herewith)

10.5	Software License Agreement dated June 29, 2007, between SpeechFX, Inc. (formerly Fonix Speech, Inc.) and Fonix Corporation, and OC3 Entertainment, Inc. (filed herewith)

10.6	Runtime License Agreement dated January 1, 2000 between Smart Modular Technologies (Systems) Inc. (predecessor-in-interest to SpeechFX, Inc.), and Kinnor Software (filed herewith)

10.7	Amended and Restated Software License Agreement dated July 16, 2010 between Casio Information Systems Co, Ltd, and SpeechFX, Inc. (formerly Fonix Speech, Inc.) (filed herewith)

99.1	Preliminary Information Statement, subject to completion, dated September ___, 2011 (filed herewith)

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SPEECHFX, INC.

By: /s/ Roger D. Dudley
Name: Roger D. Dudley
Title: Chief Executive Officer
Date: October 14, 2011